Exhibit 3.487
The Commonwealth of Massarhusetts
KEVIN H. WHITE
Secretary of the Commonwealth
STATE HOUSE
BOSTON, MASS.
ARTICLES OF ORGANIZATION
(Under G.L. Ch. 156B)

NAME
(including given name in full)	POST OFFICE ADDRESS

We,	FREDERICK P. McNAMARA, 15 Bloomfield Street, Springfield, Mass., KATHLEEN McNAMARA, 15 Bloomfield Street, Springfield, Mass., and FRANCIS P. TEHAN, 136 Westmorland Avenue, Longmeadow, Mass.
do hereby associate ourselves as incorporators with the intention of forming a corporation under the provisions of General Laws, Chapter 156B.
     1. The name by which the corporation shall be known is:
F. P. McNAMARA RUBBISH REMOVAL INC.
     2. The purposes for which the corporation is formed are as follows: To engage in the business of collecting and disposing of rubbish and waste of all kinds from commercial, industrial and residential properties. To enter into contracts and agreements relating to the collection of rubbish and waste. To acquire, buy, purchase, lease or otherwise real properties of all kinds, rights and interests therein. To build, as necessary, any structures employed in the collection and disposal of rubbish and waste. To acquire any and all equipment necessary to the collection and disposal of waste and rubbish. To acquire by sale or otherwise any business of a similar nature and generally to do all the things ordinarily done by those engaged in this line of business.
NOTE: If provisions for which the space provided-under Articles 2, 4, 5 and 6 is not sufficient additions should be set out on continuation sheets to be numbered 2A, 2B, etc. Indicate under each Article where the provision is set out. Continuation sheets shall be on 81/2” x 11” paper and must have a left-hand margin 1 inch wide for binding. Only one side should be used.

3.	The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue is as follows:

		WITH PAR VALUE
	WITHOUT PAR VALUE		PAR
CLASS OF STOCK	NUMBER OF SHARES	NUMBER OF SHARES	VALUE
Preferred

Common	1,000
4.	If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:
None
5.	The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:
See Sheet 5A
6.	Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors, or stockholders, or of any class of stockholders:
The incorporators or directors of this corporation need not be stockholders in the Corporation.
If there are no provisions state “None”.

     Any stockholder, including the heirs, assigns, executors or administrators of a deceased stockholder, desiring to sell or transfer such stock owned by him or them, shall first offer it to the corporation through the Board of Directors, in the manner following:
     He shall notify the directors of his desire to sell or transfer by notice in writing, which notice shall contain the price at which he is willing to sell or transfer and the name of one arbitrator. The directors shall within thirty days thereafter either accept the offer, or by notice to him in writing, name a second arbitrator, and these two shall name a third. It shall then be the duty of the arbitrators to ascertain the value of the stock, and if any arbitrator shall neglect or refuse to appear at any meeting appointed by the arbitrators, a majority may act in the absence of such arbitrator.
     After the acceptance of the offer, or the report of the arbitrators as to the value of the stock, the directors shall have thirty days within which to purchase the same at such valuation, but if at the expiration of thirty days, the corporation shall not have exercised the right so to purchase, the owner of the stock shall be at liberty to dispose of the same in any manner he may see fit.
     No shares of stock shall be sold or transferred on the books of the corporation until these provisions have been complied with, but the Board of Directors may in any particular instance waive the requirement.

7.	The first meeting of the incorporators was duly held on the 23rd day of November 1966 at which by-laws of the corporation were duly adopted and at which the initial directors, president, treasurer and clerk, whose names are set out below, were duly elected.
8.	The following information shall not for any purpose be treated as a permanent part of the Articles of Organization of the corporation.
a.	The post office address of the initial principal office of the corporation in Massachusetts is: 15 Bloomfield Street, Springfield, Mass.

b.	The name, residence, and post office address of each of the initial directors and following officers of the corporation elected at the first meeting are as follows:

	NAME	RESIDENCE	POST OFFICE ADDRESS
President:	FREDERICK P. McNAMARA	15 Bloomfield Street	15 Bloomfield St.
		Springfield, Mass.	Springfield, Mass.

Treasurer:	FREDERICK P. McNAMARA	15 Bloomfield Street	15 Bloomfield St.
		Springfield, Mass.	Springfield, Mass.

Clerk:	KATHLEEN McNAMARA	15 Bloomfield Street	15 Bloomfield Street
		Springfield, Mass.	Springfield, Mass.

Directors:	FREDERICK P. McNAMARA	15 Bloomfield Street	15 Bloomfield Street
		Springfield, Mass.	Springfield, Mass.

	KATHLEEN McNAMARA	15 Bloomfield Street	15 Bloomfield Street
		Springfield, Mass.	Springfield, Mass.

	FRANCIS P. TEHAN	136 Westmoreland St.	136 Westmoreland St.
		Longmeadow, Mass.	Longmeadow, Mass.
c.	The date initially adopted on which the corporation’s fiscal year ends is: December 31
d.	The date initially fixed in the by-laws for the annual meeting of stockholders of the corporation is: [ILLEGIBLE] 4th Wednesday of January
e.	The name and business address of the registered agent, if any, of the corporation are: None
     IN WITNESS WHEREOF, and under the penalties of perjury, we, the above-named INCORPORATORS, hereto sign our names, this 22nd day of December 1966.

/s/ Frederick P. McNamara
/s/ Kathleen McNamara
/s/ Francis P. Tehan